Designated Filer:  Warburg Pincus Private Equity IX, L.P.
Issuer & Ticker Symbol:  Somera Communications, Inc. (SMRA)
Date of Event Requiring Statement:  June 24, 2006


                                                                    Exhibit 99.1

                            Explanation of Responses:


(1) This Form 3 is filed on behalf of Warburg Pincus Private Equity IX, L.P., a Delaware limited partnership ("WP IX"), Warburg Pincus IX, LLC, a New York limited liability company ("WP IX LLC"), Warburg Pincus Partners LLC, a New York limited liability company ("WPP LLC"), Warburg Pincus LLC, a New York limited liability company ("WP LLC"), Warburg Pincus & Co., a New York general partnership ("WP"), and Messrs. Charles R. Kaye and Joseph P. Landy (collectively, the "Reporting Persons"). The sole general partner of WP IX is WP IX LLC. WPP LLC is the sole member of WP IX LLC. WP is the managing member of WPP LLC. WP LLC manages WP IX. Charles R. Kaye and Joseph P. Landy are each Managing General Partners of WP and Co-Presidents and Managing Members of WP LLC. By reason of the provisions of Rule 16a-1 of the Exchange Act, WP, WP LLC, WPP LLC, WP IX LLC, Mr. Kaye and Mr. Landy may be deemed to be the beneficial owners of any securities that may be deemed to be beneficially owned by WP IX.

(2) The reporting persons do not have a pecuniary interest in these shares of common stock of the Issuer. However, the reporting persons are deemed to be beneficial owners of over 10% of the Issuer's common stock by virtue of Telmar Network Technology, Inc. ("TNT") and Telmar Acquisition Corp. ("TAC"), affiliates of the Reporting Persons, having entered into stockholder voting agreements (the "Voting Agreements") as of June 24, 2006 with Summit Ventures V L.P., Summit V Advisors (QP) Fund, L.P., Summit V Advisors Fund, L.P. and Summit Investors III, L.P. (collectively, the "Summit Funds") and David Peters and S. Kent Coker (Mr. Peters and Mr. Coker, together with the Summit Funds, the "Stockholders"). Pursuant to the Voting Agreements, the Stockholders agreed to vote their shares in favor of a proposed merger of TAC with and into the Issuer.